UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2004 (June 9, 2004)

SAMSONITE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

11200 East 45th Avenue Denver, Colorado	80239-3018
(Address of principal executive offices)	(Zip Code)

(303) 373-2000

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report)

ITEM 5. Other Events.

                On June 9, 2004, the Company announced that it had closed a private offering of euro 100 million (approximately $120.8 million based on the current euro/dollar exchange rate) in aggregate principal amount of its euro-denominated floating rate senior notes due 2010 and $205 million in aggregate principal amount of its 8 7/8% senior subordinated notes due 2011. A copy of the press release announcing the closing of the notes offering is attached hereto as Exhibit 99.1.

                On June 9, 2004, the Company announced that pursuant to the terms of its previously announced offer to purchase and consent solicitation for any and all of its $308,261,000 outstanding principal amount of its 10 3/4% Senior Subordinated Notes due 2008 (the “Notes”), it has received valid tenders and consents representing a majority in principal amount of the Notes outstanding as of the expiration of the consent deadline at 12:00 midnight, New York City time, on June 8, 2004.  The Company also announced that the supplemental indenture relating to the Notes has been executed by the Company and the trustee under the indenture.  A copy of the press release of the Company is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Signatures

                Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation

By:	/s/ RICHARD H. WILEY
Name:	Richard H. Wiley
Title:	Chief Financial Officer, Treasurer and Secretary

Date: June 9, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release issued by Samsonite Corporation on June 9, 2004.
99.2	Press Release issued by Samsonite Corporation on June 9, 2004.